UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2011

TOWER FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	000-25287	35-2051170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 East Berry Street, Fort Wayne, Indiana 46802
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (260) 427-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)
On January 20, 2011, our Board of Directors, pursuant to Section 2.1 of our Bylaws, selected Ronald W. Turpin to fill a vacancy on our Board.  Mr. Turpin’s appointment has been approved by the Federal Reserve Bank of Chicago.  Mr. Turpin will be a Class I member of our Board, and his term will expire at our 2013 annual meeting of stockholders.  Mr. Turpin will also serve as a director of our wholly-owned subsidiary, Tower Bank & Trust Company.

Mr. Turpin currently serves as Vice President and Head of Finance-Retail Sales for Lincoln Financial Group.  He has served in various capacities with Lincoln Financial Group since 2000 and has been in his current position since 2007. From 1998 to 2000,  Mr. Turpin was employed by PricewaterhouseCoopers, LLP as a senior associate in the firm’s Tax & Legal Services section.

Mr. Turpin holds a B.S. degree in pre-law from Indiana State University and has a Juris Doctorate degree from Indiana University.  He also is a licensed in the state of Indiana as a Certified Public Accountant.

There was no arrangement or understanding between Mr. Turpin and any other person pursuant to which he was selected as a director.  There is no family relationship between Mr. Turpin and any of the Company’s other directors or executive officers and Mr. Turpin does not have any direct or indirect material interest in any transaction which would require disclosure under item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 21, 2011

TOWER FINANCIAL CORPORATION

By:	/s/ Michael D. Cahill
Michael D. Cahill, President, and Chief Executive Officer